THE GABELLI GLOBAL MULTIMEDIA TRUST INC.
EXHIBIT TO ITEM 77E

            On March 5, 2010, the Gabelli Global Multimedia Trust Inc. (the "Fund") filed suit in the U.S. District Court for the District of Maryland against Arthur Lipson, Western Investment LLC, Western Investment Hedged Partners LP, Western Investment Total Return Partners LP, and Western Investment Total Return Fund Ltd. In the lawsuit, the Fund alleged that Lipson and the hedge funds had acquired an aggregate position of more than 3% of the outstanding common stock of the Fund in violation of the anti-pyramiding provision of the Investment Company Act of 1940, section 12(d)(1)(A)(i), which prohibits any one investment company from owning (directly or through companies that it controls) more than 3% of another investment company, such as the Fund. By Memorandum Decision dated April 1, 2010, the Court granted defendants' motion to dismiss the complaint, stating that although the defendants appeared to come perilously close to violating the anti-pyramiding rule, only the Securities and Exchange Commission, and not a private party, such as the Fund, may pursue an action for violation of the anti-pyramiding rules.